UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2013

GENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	0-10235	38-2030505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 North Centennial Street Zeeland, Michigan		49464
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (616) 772-1800
_____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 5.	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
Gentex Corporation (the "Company") announced that on May 17, 2013, Steve Dykman, Chief Financial Officer and Vice President-Finance, is departing his current positions with the Company to pursue other opportunities. Mr. Dykman will remain an employee of the Company as a financial consultant upon terms and conditions that are in discussion. A copy of the Company's News Release concerning this announcement is attached as Exhibit 99.1.

(c)
In addition, the Company announced that Steve Downing, age 35, was appointed as the Company's Chief Financial Officer and Vice President-Finance effective as of May 17, 2013. Mr. Downing was the Company's Vice President-Commercial Management, a role he has held since 2012. He has been employed by the Company since 2002, beginning as a financial analyst, moving on to senior financial analyst, and then serving in various roles in commercial management, including Director of Commercial Management until his promotion to Vice President-Commercial Management. He is a summa cum laude graduate of Liberty University with a Bachelor of Science Degree in Finance and Management.

Mr. Downing does not have a written employment agreement and will remain as an at-will employee as is the case with all other employees of the Company. The Company is currently negotiating the terms of Mr. Downing's employment arrangement, which will be effective upon approval by the Board of Directors. Mr. Downing does not have any family relationships with any director or executive officer of the Company. A copy of the Company's News Release concerning this announcement is attached as Exhibit 99.1.

The Company also announced that Kevin Nash, age 38, was appointed as chief accounting officer of the Company on May 17, 2013. Mr. Nash has been employed by the Company for more than thirteen years, the past six as Corporate Controller.

Section 9.    Financial Statements and Exhibits

Item 9.01(d).    Exhibit 99.1.

News Release Dated May 21, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2013.
GENTEX CORPORATION
(Registrant)

By    /s/Fred Bauer
Fred Bauer
Its Chairman of the Board and
Chief Executive Officer

EXHIBIT INDEX

99.1    News Release Dated May 21, 2013.